 Exhibit 99.1

ParkerVision Reports First Quarter 2025 Results

JACKSONVILLE, Fla., May 13, 2025 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the three months ended March 31, 2025.

 2025 Summary and Recent Developments

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The district court in the Middle District of Florida (Orlando) has ordered a third claim construction briefing following the remand from the Court of Appeals for the Federal Circuit.  The parties submitted their briefs in April 2025 and are awaiting the court's ruling.  In addition, the parties are awaiting the court's rulings on other outstanding pre-trial motions including the Company's motion to substitute its technical expert due to serious medical issues and Daubert motions regarding damages, among others.  The court has indicated that it will set a pre-trial conference once it has ruled on these outstanding motions and then set a date for trial.

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As anticipated, several trial dates have been rescheduled in the Western District of Texas with a Realtek trial commencing in January 2026, followed by Texas Instruments, NXP and MediaTek, all within the first quarter of 2026.

Jeffrey Parker, CEO of ParkerVision, commented, “Trial dates in the Western District of Texas have been rescheduled for the first quarter of 2026 as a result of the time that was required to resolve disputes with respect to discovery requests.  The Texas court is holding weekly discovery hearings between ParkerVision and the four defendants that have first quarter 2026 trial dates scheduled in order to address, in real-time, any further disputes and/or delays with respect to discovery.  I believe this procedure will be effective at keeping these cases on track for their revised trial dates.  Meanwhile we are hopeful that the Florida district court will likewise issue rulings on outstanding motions expediently in order to schedule our Qualcomm case for trial."

Mr. Parker continued, "In the first quarter of 2025, ParkerVision launched a targeted video campaign to raise awareness of the essential role small innovators play in driving technological leadership.  By emphasizing the need for strong intellectual property protections, we aim to align with ongoing policy discussions that directly impact the U.S. innovation economy.  We believe this effort not only elevates our visibility but also reinforces our long-term value proposition to investors as IP protections remain central to national competitiveness and security."

Financial Results

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ParkerVision reported a net loss for the first quarter of 2025 of $3.8 million, or $0.03 per common share, compared to a  net loss of $0.7 million, or $0.01 per common share for the third quarter of 2024.

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The increase in net loss for the three months ended March 31, 2025, is primarily the result of a $2.5 million non-cash charge for a change in fair value of the Company's contingent payment obligations.  The increase in fair value of the Company's contingent payment obligations is the result of changes in estimated amounts and timing of projected future cash flows for the repayment of the Company's contingent payment obligations.  The assumptions used in these estimates are highly subjective and may not be reflective of amounts actually repaid in the future which are contingent upon receipt of proceeds from patent enforcement, licensing and other patent-related items.

●	The Company used approximately $1.8 million in cash for operations for the first three months of 2025, and ended the quarter with $3.3 million in cash and cash equivalents.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements regarding the timing, scheduling, and expected outcomes of current and future legal proceedings; the potential impact and significance of such proceedings; and expectations concerning court rulings, trial dates, and pre-trial motions. Forward-looking statements also include estimates and assumptions underlying financial information, including the fair value of contingent payment obligations and the Company’s ability to support ongoing operations and litigation.

These statements are based on current expectations, estimates, projections, and assumptions as of the date of this release, and involve known and unknown risks and uncertainties that could cause actual results to differ materially. Words such as “believe,” “anticipate,” “hopeful,” “aim,” “will," and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements include these words. Risks and uncertainties that may cause actual results to differ include, among others: adverse developments or delays in legal proceedings; unfavorable court decisions or rulings; changes in the legal or regulatory environment; inaccuracies in financial estimates or assumptions; and risks disclosed in the Company’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the three months ended March 31, 2025 and the Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights (unaudited)

(unaudited)
(in thousands)	March 31, 2025	December 31, 2024
Cash and cash equivalents	$3,280	$4,918
Prepaid expenses and other current assets	256	127
Intangible assets & other noncurrent assets	813	834
Total assets	4,349	5,879

Current liabilities	2,949	2,408
Contingent payment obligations	49,120	46,659
Convertible notes, net of current portion	1,708	3,023
Other long-term liabilities	166	201
Shareholders’ deficit	(49,594)	(46,412)
Total liabilities and shareholders’ deficit	$4,349	$5,879

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 31,
	2025	2024
Licensing revenue	$-	$-
Cost of sales	(54)	(59)
Gross margin	(54)	(59)

Selling, general and administrative expenses	1,243	773
Total operating expenses	1,243	773

Interest expense and other	(41)	(81)
Change in fair value of contingent payment obligations	(2,461)	220
Total other (expense) income, net	(2,502)	139

Net loss	$(3,799)	$(693)

Basic and diluted net loss per common share	$(0.03)	$(0.01)

Weighted average shares outstanding	115,831	88,164

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Three Months Ended
(in thousands)	March 31,
	2025	2024
Net cash used in operating activities	$(1,827)	$(793)
Net cash used in investing activities	(34)	-
Net cash provided by (used in) financing activities	223	(33)

Net decrease in cash and cash equivalents	(1,638)	(826)

Cash and cash equivalents - beginning of period	4,918	2,560

Cash and cash equivalents - end of period	$3,280	$1,734